Nuveen Core Equity Alpha Fund Announces Results of

Special Shareholder Meeting

NEW YORK, October 23, 2020 – Shareholders of Nuveen Core Equity Alpha Fund (NYSE: JCE) approved all items submitted for approval, including the proposal changing the fund’s sub-advisor for its equity portfolio to Nuveen Asset Management. While the investment objective and overall investment strategy of the fund remain the same, going forward the equity portfolio will be managed using Nuveen’s proprietary quantitative model and the related changes to the fund’s investment policies described in the fund’s proxy statement will become effective. As a result of the approval, portfolio management responsibilities will also be updated as described in the table below.

Ticker	Fund Name	Current Portfolio Management Team	Portfolio Management Team as of 10/26/2020
JCE	Nuveen Core Equity Alpha Fund	Adrian Banner Vassilios Papathanakos David Friar	Max Kozlov Pei Chen David Friar

For more information, please visit Nuveen’s CEF homepage www.nuveen.com/closed-end-funds or contact:

Financial Professionals:

800-752-8700

Investors:

800-257-8787

Media:

media-inquiries@nuveen.com

About Nuveen

Nuveen, the investment manager of TIAA, offers a comprehensive range of outcome-focused investment solutions designed to secure the long-term financial goals of institutional and individual investors. Nuveen has $1 trillion in assets under management as of 30 June 2020 and operations in 27 countries. Its investment specialists offer deep expertise across a comprehensive range of traditional and alternative investments through a wide array of vehicles and customized strategies. For more information, please visit www.nuveen.com.

Nuveen Securities, LLC, member FINRA and SIPC.

The information contained on the Nuveen website is not a part of this press release.

EPS-1376918PR-E1020X

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